Exhibit 10.11

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND
WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMITTED PORTIONS
OF THIS DOCUMENT ARE INDICATED BY [**].

Elk Creek Resources Corp.
(the “Company”)

7000 South Yosemite, Suite 115

Centennial, CO 80112

December 9, 2024 (“Effective Date”)

Juanita E. Woltemath
62044 720 Rd.
Elk Creek, Nebraska 68348

Re:	Second Extension of Option Period for Option to Purchase (“Second Extension Agreement”)

Dear Mrs. Woltemath:

Reference is made to the Amended and Restated Option to Purchase dated January 4, 2017, including each exhibit, schedule and addendum thereto, together with that certain Extension of Option Period for Option to Purchase dated December 23, 2019, each of which was executed among you and your husband Victor (now deceased) and the Company (collectively, the “Original Option”, which is incorporated and made a part of this Second Extension Agreement by this reference). Whenever used in this Second Extension Agreement, any reference to “you” or “Owner(s)” shall mean and refer to Juanita E. Woltemath and Victor L. Woltemath, both individually and collectively, as may be required to give effect to this Second Extension Agreement. Unless otherwise defined in this Second Extension Agreement, all capitalized terms used herein shall be ascribed the meanings set forth in the Original Option.

Among its other terms, the Original Option provides that the Option must be exercised during the Option Period (as defined in the Option), which, unless extended, expires as of 11:59 p.m. (Central) on March 25, 2025. The Company and you wish to extend the Original Option and such Option Period and to otherwise amend the Original Option as set forth herein. Please execute this letter in the space provided below, understanding that in doing so, you and the Company are agreeing to be bound by the Original Option as amended by the terms and provisions of this Second Extension Agreement as of the Effective Date. For avoidance of doubt, any reference in this Second Extension Agreement to “Option” shall mean and refer to the Original Option as amended by this Second Extension Agreement.

1.   In partial consideration of your execution of this Second Extension Agreement, the Company agrees to pay you, and you agree to accept, the following payments (collectively “Second Extension Payment(s)”):

(a)       An aggregate payment in the amount of [**] payable as follows: (i) [**] to be paid to you contemporaneously with the execution of this Second Extension Agreement by you and the

Company, the receipt of which is hereby acknowledged, and (ii) [**] to be paid to you after December 31, 2024, but on or before January 15, 2025.

(b)       Except as otherwise provided in paragraph 1(a) of this Second Extension Agreement, the Company may pay any Second Extension Payment identified in paragraph 1(a) at any time on or prior to its due date. All the Second Extension Payments shall be made by check representing good funds, wire transfer or transfer by ACH, as determined by Company. None of the Second Extension Payments shall be deducted from the Purchase Price; provided, however, if the Option is exercised in respect of the Real Estate (as defined in the Original Option) or if the Option is terminated by the Company prior to the due date for any Second Extension Payment(s) identified in Paragraph 1(b) above, the Company shall not be obligated to pay any such Second Extension Payment that becomes due after the date of any termination of the Option by the Company or the date of Company’s exercise and closing of the Option in respect of the entirety of the Real Property.

2.   The Original Option is hereby amended as necessary to effect the following:

(a)       The Option Period is hereby extended through 11:59 p.m. (Central) on March 25, 2030 (the “Second Extended Option Period”), and any reference in the Original Option to the expiration of any of: (i) the Option, (ii) the Option Period, (iii) the Option Term, (iv) the term of the Option, (v) the Extended Option Period, or (vi) any similar reference shall mean and refer to the expiration of the Second Extended Option Period.

(b)       Written Harlow Lease:

(i)        Optionee and you acknowledge that, there exists a written cash farming lease between Owners and Adam Harlow (“Harlow”), dated December 16, 2019, permitting Harlow to farm crops on a certain portion of the Real Property consisting of approximately 183.9 acres (the “Written Harlow Lease”) for a term expiring March 28, 2025, subject in all cases to the terms and conditions of this Option, including without limitation, the rights of Optionee and the obligations of Owners under and respect of Section 8 of the Original Option.

(c)       Delete Section 8(iii) of the Original Option in its entirety and insert in lieu thereof, the following:

“Written Farm Leases. For the duration of the Option Period, [other than the Written Harlow Lease], Owners agree not to enter into any lease in respect of any portion of the Real Property other than a written farm lease on terms reasonably acceptable to Optionee that is for a term no longer than one year, but will contain terms that such lease will immediately terminate upon notice of exercise of the Option by Optionee.”

(d)       Delete Section 8(iv) of the Original Option in its entirety and insert in lieu thereof, the following:

“If Optionee exercises its Option during the term of any written farm lease with respect to the Real Property, then Owner agrees that as a result of such termination,

Optionee shall, as Optionee’s sole obligation and liability to Owner, tenant of Owner or to any other person, be obligated to pay the following alternative amounts: (a) if, as of the date of the Notice of Exercise of Option, crops have not been planted for the next ensuing crop season (i.e. on or after March 1 falling in any calendar year), Owner shall be obligated to directly pay to Owner or any tenant of Owner, as applicable, the actual amounts expended thereby prior to the date of the Notice of Exercise of Option by Owner or any tenant of Owner in preparation of the land for such ensuing crop season, but without duplication of any payment of any type or amounts among them, or (b) if, as of the date of the Notice of Exercise of Option, crops have been planted for the next ensuing crop season, Owner shall be obligated to directly pay to Owner or any tenant of Owner, as applicable, an amount equal to the value of the growing or unharvested crops on the Real Property for such ensuing crop season, plus the actual amounts, if any, expended by Owner or any tenant of Owner prior to the date of the Notice of Exercise of Option in preparation of the land for the ensuing crop season immediately commencing thereafter, but, in all cases, without duplication of any payment of any type or amounts among them.

(e)       The Company desires to update its address for notice purposes. The Original Option is hereby amended by deleting the Company’s address in Paragraph 14 and replacing it with the following:

“Company: 7000 South Yosemite, Suite 115, Centennial, CO 80112”

You agree this is effective notice from the Company of its change of address.

To the extent the provisions set forth in this Paragraph 2 conflict with any of the terms and conditions set forth in the Original Option, the provisions set forth in this Paragraph 2 shall control.

(f)       Delete the verbiage in Paragraph 15(xi) in its entirety and insert in lieu thereof the word “Reserved”.

3.   All dollar amounts expressed in the Option and in this Extension Agreement are to be paid in United States currency. All Second Extension Payments will be considered to have been timely made if personally received by you on or before the due date or if, on or before the due date, the Company sends the required payment to you at the address identified for you by application of paragraph 14 of the Option by prepaid certified or registered mail, return receipt requested, or by Federal Express or other overnight courier, as evidenced by a receipt for certified or registered mail, or Federal Express or other overnight courier date stamp.

4.   Without limitation to any provisions in this Second Extension Agreement, you hereby reaffirm, covenant and represent that all representations and warranties made by you in the Original Option and in this Second Extension are to the best of your knowledge true, accurate and complete as of the Effective Date.

5.   Contemporaneously with the execution of this Second Extension Agreement by you and the Company, you and the Company also agree to execute the Second Amendment to Memorandum of Option to Purchase substantially in the form of that attached to this Second Extension Agreement as

Exhibit “A” and incorporated into this Second Extension Agreement by this reference. The Second Amendment to Memorandum of Option to Purchase shall be recorded by the Company at the Company’s expense in the appropriate records of the officials of Johnson County, Nebraska. If the Option expires or is terminated, the Company shall record a release of the Second Amendment to Memorandum of Option to Purchase.

6.   This Second Extension Agreement, together with the Original Option, will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and each of their respective permitted assigns, grantees (and other transferees), successors, heirs, executors, personal representatives and administrators. No assignment of this Second Extension Agreement by either party will be permitted except to the extent that the Option is so assignable by such party and is duly assigned; provided, however, that upon any assignment of the Option to any permitted assignee, this Third Extension Agreement shall be assigned together with the Original Option to such assignee, in all cases in accordance with, and as permitted by, the terms set forth in the Option.

7.   This Second Extension Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any executed signature page of any such counterpart, or any facsimile or electronic PDF copy thereof, may be attached or appended by either party to any other counterpart to complete a fully executed and original Second Extension Agreement.

8.   All provisions of this Second Extension Agreement shall be in full force and effect, commencing on the Effective Date and during the Second Extended Option Period and thereafter to the extent necessary to give effect to terms and conditions set forth in this Second Extension Agreement. Except to the extent expressly modified or amended by application of any provision of this Second Extension Agreement, all covenants, terms, conditions and other provisions of the Original Option will continue and remain in full force and effect during the Second Extended Option Period. In the event of any conflict between any provision of this Second Extension Agreement and the Original Option, the provisions of this Second Extension Agreement shall control.

Best regards,

ELK CREEK RESOURCES CORP., the Company

By:	/s/ Scott Honan

Name: Scott Honan

Title: President

AGREED AND ACCEPTED:

Juanita E. Woltemath hereby execute this Extension Agreement and approve the terms and conditions set forth herein, to be effective as of the Effective Date.

/s/ Juanita E. Woltenmath

Juanita E. Woltemath

Acknowledgements and Exhibits to Follow

STATE OF	Nebraska	)

) ss:
COUNTY OF	Johnson	)

Before me, a Notary public qualified for said County, personally came Juanita E. Woltemath, known to me to be the identical person(s) who signed the foregoing instrument, and acknowledged the execution thereof by her to be her voluntary act and deed.

Witness my hand and notarial seal on	December 9, 2024

My Commission Expires:	September 16, 2026	/s/ Nicole Wellensiek
Notary Public

STATE OF	Nebraska	)

) ss:
COUNTY OF	Johnson	)

Before me, a Notary public qualified for said County, personally came Scott Honan, known to me to be the President of Elk Creek Resources Corp., a Nebraska corporation, the identical person who signed the foregoing instrument, and acknowledged the execution thereof by him to be his voluntary act and deed on behalf of the corporation.

Witness my hand and notarial seal on	December 9, 2024

My Commission Expires:	September 16, 2026	/s/ Nicole Wellensiek
Notary Public